Exhibit 99.1

Brickell Biotech Reports Results from U.S. Phase 3 Open-Label, Long-Term Safety Study on Chronic Use of Sofpironium Bromide Gel as a Potential Treatment for Primary Axillary Hyperhidrosis

Daily treatment with sofpironium bromide gel was generally well-tolerated over 48 weeks of treatment
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Efficacy assessments showed a clinically meaningful and sustained improvement in sweat severity through the 48 weeks of treatment
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Data presented today in a late-breaking oral presentation at AAD VMX 2021
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Management to host an investor call today at 12:00 p.m. EDT

BOULDER, CO — April 23, 2021 — Brickell Biotech, Inc. (“Brickell” or the “Company”) (Nasdaq: BBI), a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases, today announced results from its Phase 3 open-label, long-term safety study (“ARGYLE” or “LTSS”), which were also presented today in a late-breaking oral presentation at the American Academy of Dermatology’s (“AAD”) 2021 Virtual Meeting Experience (“VMX”). The ARGYLE study assessed the long-term safety and efficacy of topical, once-daily treatment with sofpironium bromide gel, 5% and 15% for 48 weeks in patients nine years and older with primary axillary hyperhidrosis, or excessive underarm sweating.
“We are pleased that the ARGYLE study results further strengthen the safety, tolerability and efficacy data previously observed in our Phase 2b study of sofpironium bromide gel.” said Deepak Chadha, Brickell’s Chief Research & Development Officer. “As was observed with earlier clinical studies, the majority of side effects were mild or moderate in severity and transient in nature. Sofpironium bromide gel, 5% and 15% both led to sustained improvements in sweating severity for the majority of patients through the end of 48 weeks of treatment. These data contribute to our understanding of the long-term use of sofpironium bromide gel as a potential novel treatment for the millions of patients suffering from this chronic and debilitating condition.”
“In this LTSS study, sofpironium bromide gel was generally well-tolerated with continued efficacy during 48 weeks in patients with primary axillary hyperhidrosis. In addition, we were pleased to see that the incidence of patients with any treatment-emergent adverse events decreased over time, as did the number of discontinuations,” commented Stacy Smith, MD, a practicing dermatologist and participating investigator in this study. “Taking into consideration that patients did not have the conventional option to acclimate to treatment prior to enrolling in this standalone long-term safety study, the observed safety profile is even more encouraging.”
ARGYLE: Phase 3 Open-Label Long-Term Safety Study Results
The ARGYLE study evaluated the long-term safety and efficacy of sofpironium bromide gel, 5% and 15% for 48 weeks of treatment in patients nine years or older with primary axillary hyperhidrosis. The study enrolled 300 patients at 30 U.S. sites. Patients were randomized to receive either sofpironium bromide gel, 5% or 15% in a 1:2 ratio. Subjects applied the assigned investigational product once daily at bedtime to both axillae for 48 weeks, followed by a 4-week post-treatment visit. This study was not conducted as a conventional Phase 3 open-label “extension” study where patients from pivotal studies roll over into an open-label extension study. ARGYLE thus provides a more complete clinical data set evaluating treatment-naïve primary axillary hyperhidrosis patients who received sofpironium bromide gel for 48 weeks and evaluated for an additional 4 weeks after the end of treatment. 190 patients completed the full study duration of 52 weeks.
The treatment-related treatment-emergent adverse events (TEAEs) for sofpironium bromide gel, 5% (22.5%) and 15% (50.8%) were mostly mild or moderate in severity and transient in nature. The most common and expected treatment-related TEAEs reported were blurred vision (4.9%; 18.8%), dry mouth (8.8%; 16.8%), pruritis (5.9%; 14.7%), pain (3.9%; 14.7%), dermatitis

(5.9%; 9.1%), erythema (4.9%; 7.6%), irritation (4.9%; 5.6%), mydriasis (1.0%; 5.1%) and urinary retention (2.9%; 3.6%). The patient discontinuations due to treatment-related TEAEs included blurred vision (2.0%; 7.1%), pruritis (0%; 2.0%), dermatitis (1.0%; 2.0%), dry mouth (0%; 1.5%), pain (0%; 1.5%), erythema (1.0%; 0.5%), irritation (0%; 1.0%), urinary hesitation (1.0%; 0%) and mydriasis (0%; 0.5%). Overall, TEAEs and discontinuations demonstrated decreased incidence over time as patients in the long-term study acclimated to treatment. No treatment-related serious adverse events (SAE) were observed in adult and pediatric patients and no new safety signals emerged.

With respect to studied efficacy, the 5% and 15% gel groups exhibited clinically meaningful improvement in axillary hyperhidrosis severity as measured by the Hyperhidrosis Disease Severity Measure-Axillary (HDSM-Ax), a proprietary patient-reported outcome scale. For both 5% and 15% dose groups, responders with a 1-point (86.1%; 85.8%) and 2-point (69.4%; 61.9%) improvement on HDSM-Ax PRO scale showed a gradual and continual improvement in sweat severity through the 48 weeks of treatment.
Overall, the safety, tolerability and efficacy results for sofpironium bromide gel, 5% and 15% in ARGYLE were consistent with prior clinical experience and no unexpected safety findings were observed. There were no clinically significant changes in laboratory parameters or vital signs over 48 weeks of treatment.
Late-Breaking Oral Presentation at AAD VMX 2021
An on-demand video of the virtual late-breaking oral presentation by Dr. Smith will be available to attendees of the AAD VMX 2021 starting at 10:00 a.m. EDT. The presentation is titled, “A Multicenter, Randomized, Open-label, Phase 3 Long-term Safety Study (LTSS) of Topically Applied Sofpironium Bromide Gel, 5% and 15% in Subjects with Axillary Hyperhidrosis.”
Today’s Conference Call and Webcast Information
Brickell’s management will host a conference call geared toward industry and the investment community today at 12:00 p.m. EDT where Dr. Stacy Smith will discuss the ARGYLE study results, followed by a Q&A session. The conference call will be accessible to the public, and the dial-in number for the conference call is 1-877-705-6003 for domestic participants and 1-201-493-6725 for international participants, with Conference ID #13718742. A live webcast of the conference call can be accessed through the Investors tab on the Brickell Biotech website at https://www.brickellbio.com. A replay of the webcast also will be available on Brickell’s website in the Investors tab shortly after conclusion of the call and will be available for approximately 90 days.
U.S. Pivotal Phase 3 Cardigan I and Cardigan II Studies
The Company is currently conducting the U.S. Phase 3 Cardigan I and Cardigan II clinical studies evaluating sofpironium bromide gel, 15% in approximately 350 subjects (per study) aged nine and older with primary axillary hyperhidrosis and expects to announce topline data in the fourth quarter of 2021. If successful, the results from these studies, combined with ARGYLE, are expected to form the basis of a prospective New Drug Application in the U.S. for sofpironium bromide gel, 15% for the treatment of primary axillary hyperhidrosis. Additional details of the Cardigan I and II studies can be found on https://clinicaltrials.gov under identifiers NCT03836287 and NCT03948646, respectively.
About Sofpironium Bromide
Sofpironium bromide is Brickell’s lead investigational product candidate and is a new chemical entity that belongs to a class of medications called anticholinergics. Anticholinergics block the action of acetylcholine, a chemical that transmits signals within the nervous system that are responsible for a range of bodily functions, including activation of the sweat glands. Sofpironium bromide was retrometabolically designed. Retrometabolic drugs are intended to exert their action locally and are potentially rapidly metabolized into a less active metabolite once absorbed into the blood. Sofpironium bromide gel, 15% is currently being evaluated in a U.S. pivotal Phase 3 clinical program for the treatment of primary axillary hyperhidrosis, and sofpironium bromide gel, 5% is approved in Japan for the same indication under the brand name ECCLOCK®. Sofpironium bromide was discovered at Bodor Laboratories, Inc. by Dr. Nicholas Bodor D.Sc., d.h.c. (multi), HoF, Graduate Research Professor Emeritus, University of Florida.

About Hyperhidrosis
Hyperhidrosis is a debilitating, life-altering medical condition where a person sweats beyond what is physiologically required for thermoregulation of the body. More than 15 million people, or 4.8% of the population of the United States, and 12.76% of the population in Japan, are believed to suffer from hyperhidrosis1,2. Primary axillary (underarm) hyperhidrosis is the targeted first indication for sofpironium bromide and is the most common site of occurrence of hyperhidrosis, affecting an estimated 65% of patients with hyperhidrosis in the United States. Additional information can be found on the International Hyperhidrosis Society website: https://www.sweathelp.org/.
About Brickell
Brickell Biotech, Inc. is a clinical-stage pharmaceutical company focused on the development of innovative and differentiated prescription therapeutics for debilitating skin diseases with a focus on its lead asset sofpironium bromide for the treatment of hyperhidrosis. Brickell’s executive management team and board of directors bring extensive experience in product development and global commercialization, having served in leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta® and Juvederm®. Brickell’s strategy is to leverage this experience to in-license, acquire, develop and commercialize innovative and differentiated pharmaceutical products that Brickell believes can be successful in the marketplace and transform lives by solving currently unmet patient needs. For more information, visit https://www.brickellbio.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business and/or research and clinical performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, the anticipated timing, scope, design and/or results of ongoing and future clinical trials, intellectual property rights, including the validity, term and enforceability of such, the expected timing and/or results of regulatory approvals and prospects for commercializing any of Brickell’s product candidates, or research collaborations with its partners, including in Japan, the United States or any other country, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “look forward” and similar expressions and their variants, as they relate to Brickell, Kaken or any of Brickell’s partners, may identify forward-looking statements. Brickell cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, ability to obtain adequate financing to advance product development, ability to maintain and enforce intellectual property rights, potential delays for any reason in product development and clinical trial enrollment, regulatory changes, supply chain disruptions, unanticipated demands on cash resources, any disruption to its business caused by the current COVID-19 pandemic, interruptions, disruption or inability by Kaken to supply and commercialize the product in Japan, or obtain or retain adequate pricing or reimbursement, and other risks associated with developing and obtaining regulatory approval for and commercializing product candidates.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Brickell’s filings with the United States Securities and Exchange Commission (SEC), which are available at https://www.sec.gov (or at https://www.brickellbio.com). The forward-looking statements represent the estimates of Brickell as of the date hereof only, and Brickell specifically disclaims any duty or obligation to update forward-looking statements.
1 Doolittle et al. Hyperhidrosis: an update on prevalence and severity in the United States. Arch Dermatol Res 2016; 308: 743-749.
2 Fujimoto et al. Epidemiological study and considerations of focal hyperhidrosis in Japan. J Dermatol 2013; 40: 886-90.

Brickell Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com